Exhibit 99.1

CONTACT: David Foy
(203) 458-5850

WHITE MOUNTAINS REPORTS ADJUSTED BOOK VALUE PER SHARE

OF $448

HAMILTON, Bermuda (July 29, 2011) — White Mountains Insurance Group, Ltd. reported an adjusted book value per share of $448 at June 30, 2011, up $1 for the quarter.

Ray Barrette, Chairman and CEO, commented, “The main event in the quarter was the agreement to sell Esurance and Answer Financial to Allstate. Adjusted book value per share grew only $1 in the quarter, as compensation accruals resulting from the Esurance transaction cost about $3 per share. Gains from the transaction will be booked at closing, which is expected in the fall.  On an operating basis, both OneBeacon and White Mountains Re had profitable underwriting results despite significant tornado losses in the United States.  Investment returns were decent. The overall impact of foreign exchange was slightly negative.  We repurchased about 20,000 shares in the quarter.  The Board plans to review all aspects of our capital management opportunities at its regular August meeting.”

Adjusted comprehensive income was $6 million and $40 million in the second quarter and first six months of 2011, compared to an adjusted comprehensive loss of $67 million and $118 million in the second quarter and first six months of last year. Net income for the second quarter was $12 million, compared to $3 million in the second quarter of last year, while net loss was $17 million in the first six months of 2011, compared to net loss of $37 million in the first six months of last year.

OneBeacon

OneBeacon’s book value per share increased 0.5% for the second quarter and 4.1% for the first six months of 2011, including dividends.  The GAAP combined ratio was 96% for both the second quarter of 2011 and the second quarter of last year, as improved non-catastrophe current accident year results were offset by higher catastrophe losses and a higher underwriting expense ratio.  Catastrophe losses, principally from severe weather and tornados in the Southeastern and Midwestern United States, increased the combined ratio by 5 points in the second quarter of 2011, compared to 2 points of catastrophe losses in the second quarter of last year.  The GAAP combined ratio was 95% for the first six months of 2011 compared to 104% for the first six months of last year. The first six months of 2011 had lower catastrophe losses and lower levels of large losses than the first six months of 2010, which were primarily from businesses that OneBeacon exited prior to this year.  Catastrophe losses in the first six months of 2011 increased the combined ratio by 4 points compared to 6 points in the first six months of last year.  Favorable loss reserve development was 4 points in both the second quarter of 2011 and the second quarter of 2010, while the first six months of 2011 and 2010 each included 3 points of favorable loss reserve development.

Mike Miller, CEO of OneBeacon, said “Our underwriting results for the quarter were solid despite significant catastrophe activity. Importantly, our non-catastrophe accident year results were strong. Investment returns were 1.0%, driven by our fixed income portfolio, which remains short-duration. Our specialty business grew nicely as many of the segments we invested in over the past few years gained traction, evidenced by higher renewal retentions, modestly improved pricing and sound new business production.”

Net written premiums were $281 million in the second quarter and $559 million in the first six months of 2011, a decrease of 18% and 22% from the comparable periods of 2010, reflecting the sale of Personal Lines in 2010.  Specialty Lines premiums increased by 12% for the second quarter and by 5% for the first six months of 2011.

During the second quarter, OneBeacon distributed $115 million through a combined regular and special dividend.  OneBeacon also repurchased $150 million of its Senior Notes at an average price of 108% of par and recognized a pre-tax loss of $12 million ($8 million after-tax) as a result.  OneBeacon’s debt-to-capital at the end of the second quarter was 19%.

White Mountains Re

White Mountains Re’s GAAP combined ratio for the second quarter of 2011 was 92% compared to 94% for the second quarter of last year, while the GAAP combined ratio for the first six months of 2011 was 112% compared to 113% for the first six months of last year.  Catastrophe losses significantly impacted the combined ratio for each period.  The combined ratio for the second quarter of 2011 included 17 points ($39 million) of catastrophe losses, primarily from $25 million of losses from severe weather and tornados in the Midwestern United States and $10 million of additional losses from the Japan earthquake and tsunami that occurred in the first quarter.  The combined ratio for the second quarter of 2010 included 15 points ($33 million) of catastrophe losses.  For the first six months of 2011, the combined ratio included 36 points ($163 million) of catastrophe losses, primarily from $90 million of losses from the Japan earthquake and tsunami and $40 million of losses from the February 2011 New Zealand earthquake.  For the first six months of 2010, the combined ratio included 36 points ($156 million) of catastrophe losses, primarily from the Chile earthquake.  Both the first six months of 2011 and 2010 included 3 points of favorable loss reserve development.

Allan Waters, CEO of White Mountains Re, said, “Our 92% combined ratio is a good result for the quarter considering recent catastrophe events.  Property catastrophe rates are now firming globally and we continue to grow our accident and health and trade credit businesses.  We were pleased to officially launch underwriting at Lloyd’s in Sirius Syndicate 1945 on July 1 and are seeing a good flow of new business as a result.”

Gross and net written premiums were up 4% for the second quarter of 2011. These increases were primarily due to the favorable effects of foreign currency translation. Excluding the impact of foreign currency translation, gross and net written premiums were flat, as increases in accident and health and trade credit business were offset by lower property writings.

Esurance

During the second quarter of 2011, White Mountains signed a definitive agreement to sell its Esurance and Answer Financial businesses to The Allstate Corporation for cash equal to $700 million plus the tangible book value at closing of the entities being sold.  The transaction is expected to close in the fall of 2011 and is subject to regulatory approval, continued availability of select senior management, and other customary closing conditions.  As a result of the transaction, the Esurance and Answer Financial businesses are now reported as discontinued operations within White Mountains’ GAAP financial statements.

Esurance’s adjusted combined ratio was 101% for both the second quarter of 2011 and the second quarter of last year, while the adjusted combined ratio for the first six months of 2011 was 102% compared to 103% for the first six months of last year.  New policy sales increased 9% in the Esurance segment in the second quarter, driven by a 26% increase at Answer Financial.

Gary Tolman, CEO of Esurance, said, “Esurance had a good first half, as we saw solid top-line growth driven by new policy sales. We are also starting to see improvements in policyholder retention due to targeted actions taken at the beginning of the year. Loss results were negatively impacted by abnormally high catastrophes in the quarter. Answer Financial’s policy sales growth continues to be strong.”

Controlled premiums, which include policies sold by Answer Financial, were $301 million in the second quarter of 2011 and $649 million in the first six months of 2011 compared to $282 million and $602 million in the comparable periods of last year.  Gross premiums written by Esurance were $198 million in the second quarter of 2011 and $444 million in the first six months of 2011, a 2% and 4% increase from the comparable periods of last year.  As of June 30, 2011, the segment had 905,000 policies-in-force, up 8% since December 31, 2010.

In 2010, Esurance began reporting its expense and combined ratios on an adjusted basis, deducting referral fee revenues from acquisition expenses in order to better reflect this growing benefit, which is a by-product of its advertising expenditures.  See “Regulation G” below.

Other Operations

White Mountains’ Other Operations segment reported pre-tax loss in the second quarter and first six months of 2011 of $32 million and $47 million, compared to $38 million and $52 million in the second quarter and first six months of last year.  The decrease in pre-tax loss for the second quarter and first six months of 2011 was driven by lower mark-to-market losses on the Symetra warrants, lower losses from WM Life Re and higher net investment gains, partially offset by higher incentive compensation expenses as a result of the agreement to sell Esurance and Answer Financial to Allstate.  The value of White Mountains’ investment in Symetra warrants decreased $3 million and $5 million in the second quarter and first six months of 2011 compared to a decrease of $11 million in both the second quarter and first six months of last year. WM Life Re reported $2 million and $11 million of pre-tax losses in the second quarter and first six months of 2011 compared to $9 million and $12 million of pre-tax losses in the second quarter and first six months of last year.

Investment Activities

The GAAP total return on invested assets for the second quarter and first six months of 2011 was 1.1% and 3.1%, which included 0.2% and 1.0% of currency gains, compared to -0.8% and 0.6% for the second quarter and first six months of last year, which included -1.1% and -1.4% of currency losses.

Manning Rountree, President of White Mountains Advisors, said, “Investments had an okay quarter.  Our short-duration, high-credit quality fixed income portfolio was up 1.1% in local currencies, trailing the longer-duration benchmark as rates fell in the quarter.  Our equity portfolio was flat in the quarter, in line with the benchmark.  Our portfolio of alternative assets and other long-term investments has been a bright spot this year, up 1.1% in the quarter and 6.8% for the first six months.  We remain comfortable with our portfolio positioning.”

Additional Information

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the company’s website located at www.whitemountains.com. White Mountains expects to file its Form 10-Q with the Securities and Exchange Commission on or before August 9, 2011 and urges shareholders to refer to that document for more complete information concerning its financial results.

Regulation G

This earnings release includes four non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures.  White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’ financial performance.

Adjusted book value per share is a non-GAAP financial measure which is derived by expanding the calculation of GAAP book value per share to exclude equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio, net of applicable taxes.  In addition, the number of common shares outstanding used in the calculation of adjusted book value per share are adjusted to exclude unearned restricted common shares, the compensation cost of which, at the date of calculation, has yet to be amortized. The reconciliation of adjusted book value per share to GAAP book value per share is included on page 7.

Adjusted comprehensive income (loss) is a non-GAAP financial measure that excludes the change in equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio, net of applicable taxes, from comprehensive income (loss) attributable to White Mountains’ common shareholders.  The reconciliation of adjusted comprehensive income (loss) to GAAP comprehensive income (loss) attributable to White Mountains’ common shareholders is included on page 8.

Esurance’s adjusted expense ratio and adjusted combined ratio are non-GAAP financial measures. To calculate the adjusted expense ratio and adjusted combined ratio, acquisition expenses are reduced by referral fee revenue. Referral fee revenue, which is recorded as a component of other revenues under GAAP, represents fees that Esurance receives for referring customers for whom it does not write policies to other insurance carriers and aggregators.  Management believes that Esurance’s adjusted expense ratio and adjusted combined ratio are better measures to evaluate Esurance’s underwriting results than its GAAP expense ratio and GAAP combined ratio because the expenses that are incurred to acquire policyholders at Esurance, particularly advertising expenses, also lead to referral fee revenue.  The reconciliation of Esurance’s adjusted expense ratio and adjusted combined ratio to its GAAP expense ratio and GAAP combined ratio follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
GAAP expense ratio	32%	30%	32%	31%
Referral fees	(2)%	(2)%	(2)%	(2)%
Adjusted expense ratio	30%	28%	30%	29%
GAAP combined ratio	103%	103%	104%	105%
Referral fees	(2)%	(2)%	(2)%	(2)%
Adjusted combined ratio	101%	101%	102%	103%

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements.  The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements.  These forward-looking statements include, among others, statements with respect to White Mountains’:

•                  change in adjusted book value per share or return on equity;

•                  business strategy;

•                  financial and operating targets or plans;

•                  incurred loss and loss adjustment expenses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•                  projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•                  expansion and growth of our business and operations; and

•                  future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•                  the risks associated with Item 1A of White Mountains’ 2010 Annual Report on Form 10-K;

•                  claims arising from catastrophic events, such as hurricanes, earthquakes, floods, fires, terrorist attacks or severe winter weather;

•                  the continued availability of capital and financing;

•                  general economic, market or business conditions;

•                  business opportunities (or lack thereof) that may be presented to it and pursued;

•                  competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•                  changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its customers;

•                  an economic downturn or other economic conditions adversely affecting its financial position;

•                  recorded loss reserves subsequently proving to have been inadequate;

•                  actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch;

•                  other factors, most of which are beyond White Mountains’ control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations.  White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(millions, except share amounts)

(Unaudited)

	June 30,	December 31,	June 30,
	2011	2010	2010
Assets

Fixed maturity investments	$5,558.9	$5,786.1	$4,948.1
Short-term investments	813.5	975.3	1,570.8
Common equity securities	703.8	667.0	525.1
Convertible fixed maturity investments	119.7	143.0	184.7
Other long-term investments	333.3	372.1	404.0

Total investments	7,529.2	7,943.5	7,632.7

Cash	483.7	395.0	317.4
Reinsurance recoverable on unpaid losses	2,193.1	2,344.0	2,748.1
Reinsurance recoverable on paid losses	44.5	63.1	33.7
Insurance and reinsurance premiums receivable	672.0	532.5	757.0
Funds held by ceding companies	135.8	118.7	111.0
Investments in unconsolidated affiliates	422.9	389.7	410.0
Deferred acquisition costs	194.1	176.1	199.8
Deferred tax asset	407.4	431.9	495.5
Ceded unearned insurance and reinsurance premiums	141.3	184.0	248.6
Accounts receivable on unsettled investment sales	23.4	39.5	87.1
Assets held for sale - Esurance	1,213.9	1,122.8	1,102.5
Assets held for sale - OneBeacon Personal Lines transaction	—	—	655.6
Other assets	741.2	793.3	703.7

Total assets	$14,202.5	$14,534.1	$15,502.7

Liabilities

Loss and loss adjustment expense reserves	$5,642.4	$5,736.8	$6,197.9
Unearned insurance and reinsurance premiums	1,033.8	938.7	1,176.8
Debt	669.0	818.8	851.7
Deferred tax liability	374.2	373.2	320.9
Ceded reinsurance payable	160.6	221.1	268.7
Funds held under reinsurance treaties	39.5	85.8	77.8
Accounts payable on unsettled investment purchases	44.9	22.3	45.3
Liabilities held for sale - Esurance	779.9	751.5	751.2
Liabilities held for sale - OneBeacon Personal Lines transaction	—	—	502.3
Other liabilities	1,242.4	1,325.1	1,149.7

Total liabilities	9,986.7	10,273.3	11,342.3

White Mountains’ common shareholders’ equity

White Mountains’ common shares and paid-in surplus	1,321.5	1,359.0	1,406.1
Retained earnings	2,102.0	2,175.6	2,108.7
Accumulated other comprehensive income (loss), after tax:
Equity in unrealized gains from investments in unconsolidated affiliates	—	—	.5
Equity in net unrealized gains from Symetra’s fixed maturity portfolio, net of applicable taxes	80.6	58.5	73.8
Net unrealized foreign currency translation gains (losses) and other	116.4	59.9	(75.5)

Total White Mountains’ common shareholders’ equity	3,620.5	3,653.0	3,513.6

Noncontrolling interests
Noncontrolling interest - OneBeacon Ltd.	282.6	295.0	337.9
Noncontrolling interest - WMRe Group Preference Shares	250.0	250.0	250.0
Noncontrolling interest - consolidated limited partnerships and A.W.G Dewar	62.7	62.8	58.9

Total noncontrolling interests	595.3	607.8	646.8

Total equity	4,215.8	4,260.8	4,160.4

Total liabilities and equity	$14,202.5	$14,534.1	$15,502.7

(more)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

GAAP BOOK VALUE AND ADJUSTED BOOK VALUE PER SHARE

(Unaudited)

	June 30,	March 31,	December 31,	June 30,
	2011	2011	2010	2010
Book value per share numerators (in millions):

White Mountains’ common shareholders’ equity - GAAP book value per share numerator	$3,620.5	$3,595.2	$3,653.0	$3,513.6
Equity in net unrealized losses from Symetra’s fixed maturity portfolio, net of applicable taxes	(80.6)	(58.5)	(58.5)	(73.8)
Adjusted book value per share numerator(1)	$3,539.9	$3,536.7	$3,594.5	$3,439.8

Book value per share denominators (in thousands of shares):

Common shares outstanding - GAAP book value per share denominator	7,958.6	7,975.5	8,194.9	8,532.4
Unearned restricted common shares	(51.5)	(58.2)	(36.5)	(58.6)
Adjusted book value per share denominator(1)	7,907.1	7,917.3	8,158.4	8,473.8

GAAP book value per share	$454.92	$450.78	$445.76	$411.79
Adjusted book value per share	$447.69	$446.70	$440.59	$405.94

(1) Excludes out of-the-money stock options.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(millions, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues:
Earned insurance and reinsurance premiums	$495.8	$649.4	$982.0	$1,315.2
Net investment income	45.8	52.7	95.3	108.5
Net realized and unrealized investment gains	57.3	11.1	76.6	93.1
Other revenue	(27.8)	(23.6)	(34.8)	(13.5)

Total revenues	571.1	689.6	1,119.1	1,503.3
Expenses:
Loss and loss adjustment expenses	292.4	402.1	665.0	954.0
Insurance and reinsurance acquisition expenses	100.4	134.6	193.1	273.6
Other underwriting expenses	74.8	81.9	151.0	177.5
General and administrative expenses	54.2	50.2	80.1	83.2
Accretion of fair value adjustment to loss and lae reserves	2.0	2.1	4.1	4.2
Interest expense on debt	12.9	14.7	26.0	31.0

Total expenses	536.7	685.6	1,119.3	1,523.5

Pre-tax income (loss)	34.4	4.0	(.2)	(20.2)

Income tax (expense) benefit	(9.5)	2.1	(1.6)	2.3

Net income (loss) from continuing operations	24.9	6.1	(1.8)	(17.9)
Net income (loss) from discontinued operations, net of tax	(.3)	1.8	2.9	(.8)
Income (loss) before equity in earnings of unconsolidated affiliates	24.6	7.9	1.1	(18.7)
Equity in earnings (loss) of unconsolidated affiliates	7.9	5.3	14.6	(6.3)

Net income (loss)	32.5	13.2	15.7	(25.0)
Net income attributable to noncontrolling interests	(20.8)	(10.7)	(32.2)	(12.1)
Net income (loss) attributable to White Mountains’ common shareholders	11.7	2.5	(16.5)	(37.1)

Comprehensive income (loss), net of tax:
Change in equity in net unrealized gains from investments in unconsolidated affiliates	22.1	50.4	22.1	83.3
Change in foreign currency translation and other	(5.5)	(69.4)	56.5	(81.0)

Comprehensive income (loss)	28.3	(16.5)	62.1	(34.8)
Comprehensive income attributable to noncontrolling interests	—	—	—	—
Comprehensive income (loss) attributable to White Mountains’ common shareholders	28.3	(16.5)	62.1	(34.8)

Change in equity in net unrealized gains from Symetra’s fixed maturity portfolio	(22.1)	(50.0)	(22.1)	(82.8)

Adjusted comprehensive income (loss)	$6.2	$(66.5)	$40.0	$(117.6)

Basic earnings (loss) per common share - continuing operations	$1.51	$.08	$(2.42)	$(4.15)
Basic earnings (loss) per common share - discontinued operations	(.03)	.20	.36	(.09)

Diluted earnings (loss) per common share - continuing operations	$1.51	$.08	$(2.42)	$(4.15)
Diluted earnings (loss) per common share - discontinued operations	(.03)	.20	.36	(.09)

Dividends declared and paid per common share	$—	$—	$1.00	$1.00

WHITE MOUNTAINS INSURANCE GROUP, LTD.

QTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)

(in millions)

(Unaudited)

For the Three Months Ended June 30, 2011

	OneBeacon	WMRe	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$265.0	$230.8	$—	$495.8
Net investment income	18.7	22.7	4.4	45.8
Net realized and unrealized investment gains	11.0	45.5	.8	57.3
Other revenue - foreign currency translation loss	—	(24.8)	—	(24.8)
Other revenue - Tuckerman Fund I	—	—	6.8	6.8
Other revenue - Symetra warrants	—	—	(3.4)	(3.4)
Other revenue	(11.5)	0.8	4.3	(6.4)

Total revenues	283.2	275.0	12.9	571.1

Expenses:
Loss and loss adjustment expenses	151.8	140.6	—	292.4
Insurance and reinsurance acquisition expenses	55.4	45.0	—	100.4
Other underwriting expenses	47.5	27.3	—	74.8
General and administrative expenses - Tuckerman Fund I	—	—	5.8	5.8
General and administrative expenses	2.6	7.2	38.6	48.4
Accretion of fair value adjustment to loss and lae reserves	—	2.0	—	2.0
Interest expense on debt	6.0	6.6	.3	12.9

Total expenses	263.3	228.7	44.7	536.7

Pre-tax income (loss)	$19.9	$46.3	$(31.8)	$34.4

For the Three Months Ended June 30, 2010

	OneBeacon	WMRe	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$428.3	$221.1	$—	$649.4
Net investment income	25.0	24.2	3.5	52.7
Net realized and unrealized investment (losses) gains	(14.4)	25.8	(.3)	11.1
Other revenue - foreign currency translation loss	—	(13.7)	—	(13.7)
Other revenue - Tuckerman Fund I	—	—	5.3	5.3
Other revenue - Symetra warrants	—	—	(10.9)	(10.9)
Other revenue	(10.0)	.4	5.3	(4.3)

Total revenues	428.9	257.8	2.9	689.6

Expenses:
Loss and loss adjustment expenses	261.9	140.2	—	402.1
Insurance and reinsurance acquisition expenses	91.3	43.3	—	134.6
Other underwriting expenses	58.5	23.4	—	81.9
General and administrative expenses - Tuckerman Fund I	—	—	4.7	4.7
General and administrative expenses	3.0	6.9	35.6	45.5
Accretion of fair value adjustment to loss and lae reserves	—	2.1	—	2.1
Interest expense on debt	7.9	6.5	.3	14.7

Total expenses	422.6	222.4	40.6	685.6

Pre-tax income (loss)	$6.3	$35.4	$(37.7)	$4.0

WHITE MOUNTAINS INSURANCE GROUP, LTD.

YTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)

(in millions)

(Unaudited)

For the Six Months Ended June 30, 2011

	OneBeacon	WMRe	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$528.5	$453.5	$—	$982.0
Net investment income	39.7	46.2	9.4	95.3
Net realized and unrealized investment gains	34.1	37.9	4.6	76.6
Other revenue - foreign currency translation loss	—	(28.7)	—	(28.7)
Other revenue - Tuckerman Fund I	—	—	10.9	10.9
Other revenue - Symetra warrants	—	—	(4.6)	(4.6)
Other revenue	(10.7)	1.1	(2.8)	(12.4)

Total revenues	591.6	510.0	17.5	1,119.1

Expenses:
Loss and loss adjustment expenses	296.4	368.6	—	665.0
Insurance and reinsurance acquisition expenses	106.4	86.7	—	193.1
Other underwriting expenses	99.9	51.1	—	151.0
General and administrative expenses - Tuckerman Fund I	—	—	9.7	9.7
General and administrative expenses	4.9	11.8	53.7	70.4
Accretion of fair value adjustment to loss and lae reserves	—	4.1	—	4.1
Interest expense on debt	12.3	13.1	.6	26.0

Total expenses	519.9	535.4	64.0	1,119.3

Pre-tax income (loss)	$71.7	$(25.4)	$(46.5)	$(0.2)

For the Six Months Ended June 30, 2010

	OneBeacon	WMRe	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$881.5	$433.7	$—	$1,315.2
Net investment income	53.3	48.3	6.9	108.5
Net realized and unrealized investment gains (losses)	28.0	65.5	(.4)	93.1
Other revenue - foreign currency translation loss	—	(20.2)	—	(20.2)
Other revenue - Tuckerman Fund I	—	—	9.4	9.4
Other revenue - Symetra warrants	—	—	(10.9)	(10.9)
Other revenue	(10.8)	13.3	5.7	8.2

Total revenues	952.0	540.6	10.7	1,503.3

Expenses:
Loss and loss adjustment expenses	595.6	358.4	—	954.0
Insurance and reinsurance acquisition expenses	188.8	84.8	—	273.6
Other underwriting expenses	132.7	44.8	—	177.5
General and administrative expenses - Tuckerman Fund I	—	—	8.7	8.7
General and administrative expenses	7.3	14.2	53.0	74.5
Accretion of fair value adjustment to loss and lae reserves	—	4.2	—	4.2
Interest expense on debt	17.0	13.4	.6	31.0

Total expenses	941.4	519.8	62.3	1,523.5

Pre-tax income (loss)	$10.6	$20.8	$(51.6)	$(20.2)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

SUMMARY OF RATIOS AND PREMIUMS

(Dollars in millions)

(Unaudited)

	Three Months Ended June 30, 2011			Six Months Ended June 30, 2011
		Other			Other
OneBeacon	Specialty	Ins Ops (1)	Total	Specialty	Ins Ops (1)	Total
GAAP Ratios
Loss and LAE	56%	n/m	57%	56%	n/m	56%
Expense	39%	n/m	39%	39%	n/m	39%
Combined	95%	n/m	96%	95%	n/m	95%

Net written premiums	$266.0	$14.6	$280.6	$524.3	$34.4	$558.7
Earned premiums	$246.9	$18.1	$265.0	$488.8	$39.7	$528.5

	Three Months Ended June 30, 2010			Six Months Ended June 30, 2010
		Other			Other
OneBeacon	Specialty	Ins Ops	Total	Specialty	Ins Ops	Total
GAAP Ratios
Loss and LAE	59%	64%	61%	58%	78%	68%
Expense	36%	34%	35%	37%	36%	36%
Combined	95%	98%	96%	95%	114%	104%

Net written premiums	$237.8	$106.1	$343.9	$498.1	$217.3	$715.4
Earned premiums	$241.2	$187.1	$428.3	$477.1	$404.4	$881.5

(1)  For the 2011 periods, OneBeacon’s Other Insurance Operations consist primarily of business in run-off.  Accordingly, GAAP ratios are not meaningful.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
White Mountains Re	2011	2010	2011	2010
GAAP Ratios
Loss and LAE	61%	64%	81%	83%
Expense	31%	30%	31%	30%
Combined	92%	94%	112%	113%

Gross written premiums	$250.3	$241.2	$693.7	$703.3
Net written premiums	$216.0	$206.9	$553.4	$549.0
Earned premiums	$230.8	$221.1	$453.5	$433.7

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Esurance(2)	2011	2010	2011	2010
Adjusted Ratios (3)
Loss and LAE	71%	73%	72%	74%
Expense	30%	28%	30%	29%
Combined	101%	101%	102%	103%

Gross written premiums	$197.5	$194.2	$444.3	$426.3
Net written premiums	$196.8	$193.5	$442.7	$424.8
Earned premiums	$219.7	$209.7	$429.0	$408.6

(2) Presented within “discontinued operations” in White Mountains’ GAAP financial statements

(3) Adjusted expense and combined ratios include acquisition expenses net of referral fee revenue

(end)